Titan Machinery Inc. Announces Preliminary Results for Fiscal Fourth Quarter and Full Year Ended January 31, 2016
- Preliminary Full Year Fiscal 2016 Revenue of $1.37 Billion -
- Generates Approximately $44 Million Adjusted Cash Flow from Operations in Full Year Fiscal 2016 -
- Equipment Inventory Decreased $180 Million or 23% Compared to End of Fiscal 2015 -
- Company Incurred $27 Million Inventory Impairment Charge in Fourth Quarter of Fiscal 2016 -

West Fargo, ND – March 17, 2016 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported preliminary financial results for the fiscal fourth quarter and full year ended January 31, 2016.

Preliminary Fiscal 2016 Fourth Quarter Results

For the fourth quarter of fiscal 2016, revenue is expected to be approximately $335 million compared to revenue of $490.7 million in the fourth quarter last year.

Based on prolonged headwinds in the agriculture and construction industries, management continued executing on its equipment inventory reduction plan during the fourth quarter of fiscal 2016, which was expanded to include the marketing of certain aged equipment inventory through alternative channels rather than its normal retail channels. As a result, in the fourth quarter, the Company recorded an inventory impairment charge of approximately $27 million, or $0.77 per diluted share, related to the expanded equipment inventory reduction plan. In addition to this inventory impairment charge, equipment gross profit margins were compressed due to intensified efforts to sell aged equipment inventory in a challenging market during the fourth quarter of fiscal 2016.

Pre-tax loss for the fourth quarter of fiscal 2016 is expected to be approximately $53 million, compared to loss of $37.2 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2016 included the $27 million impact from the equipment inventory impairment charges as well as a $6.7 million impairment charge related to long-lived assets. Pre-tax loss for the fourth quarter of fiscal 2015 included non-cash impairment charges of $31.0 million primarily related to goodwill and other intangible assets within the Agriculture segment. Our adjusted pre-tax results for the fourth quarter of fiscal 2016, which exclude all non-GAAP adjustments, are expected to be as follows:

•	Total Company: Loss of $45 million, which includes equipment inventory impairment charges of approximately $27 million, compared to loss of $5.0 million for the fourth quarter last year.

•	Agriculture segment: Loss of $26 million, which includes equipment inventory impairment charges of approximately $11 million, compared to income of $2.4 million in the fourth quarter last year.

•
Construction segment: Loss of $20 million, which includes equipment inventory impairment charges of approximately $16 million, compared to loss of $5.1 million in the fourth quarter last year. The equipment inventory impairment charges include $4.6 million related to exiting the Terex haul truck product line.

•	International segment: Break-even, compared to loss of $3.6 million in the fourth quarter last year.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2016 is expected to be approximately $34 million, or $1.62 per diluted share, compared to net loss of $27.0 million or $1.28 per diluted share for the fourth quarter last year. Excluding all non-GAAP adjustments, adjusted net loss attributable to common stockholders for the fourth quarter of fiscal 2016 is expected to be approximately $28 million, or $1.31 per diluted share, compared to adjusted net loss of $4.1 million or $0.20 per diluted share for the fourth quarter last year.

Preliminary Balance Sheet and Cash Flow

The Company ended the fourth quarter of fiscal 2016 with cash of approximately $89 million. The Company’s inventory level decreased to approximately $689 million as of January 31, 2016, compared to $890.7 million, including amounts classified as held for sale, as of January 31, 2015. This includes a $180 million reduction in equipment inventory, of which approximately $27 million resulted from the impairment charges and the remaining $153 million resulted from the execution of the equipment inventory reduction plan during fiscal 2016. The Company had approximately $445 million outstanding floorplan payables on $1.0 billion total discretionary floorplan lines of credit as of January 31, 2016. Floorplan payables, including amounts classified as held for sale, decreased by approximately $182 million over the balance of $626.9 million as of January 31, 2015. The Company had other indebtedness consisting of total long-term debt and senior convertible notes of approximately $174 million as of January 31, 2016, which was a decrease of approximately $30 million compared to the balance of $204.2 million as of January 31, 2015. The reduced levels of floorplan payable, long-term debt and senior convertible notes have improved the Company's ratio of total liabilities to tangible net worth to 2.1 as of January 31, 2016 from 2.6 as of January 31, 2015.

For the fiscal year ended January 31, 2016, the Company’s net cash provided by operating activities is expected to be approximately $232 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in our equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities is expected to be approximately $44 million for the fiscal year ended January 31, 2016.

Preliminary Fiscal 2016 Full Year Results

For the full year ended January 31, 2016, revenue is expected to be approximately $1.37 billion compared to $1.90 billion last year. GAAP net loss attributable to common stockholders for fiscal 2016 is expected to be approximately $37 million, or $1.76 per diluted share, compared to net loss of $31.6 million or $1.51 per diluted share last year. Adjusted net loss attributable to common stockholders for fiscal 2016 is expected to be approximately $26.5 million, or $1.25 to per diluted share, compared to adjusted net loss of $1.9 million, or $0.09 per diluted share, last year.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Throughout fiscal 2016, we focused on taking the necessary steps to manage through this challenging operating environment, including reducing our operating expenses by over $50 million and achieving our initiative to reduce equipment inventory levels by $150 million. This enabled us to continue to generate solid adjusted cash flow from operations of $44 million in fiscal 2016. However, in the fourth quarter of fiscal 2016, we continued to face significant headwinds in our Agriculture and Construction segments and believe that overall global macro-economic concerns further impacted our customers' spending patterns, resulting in top and bottom line softness in our results."

Mr. Meyer continued, "The headwinds we continue to face in the agriculture and construction industries have resulted in our decision to take prudent steps in reducing our aged equipment inventory, which we began to implement in the fourth quarter. As a result of this new plan, we incurred a $27 million impairment charge in the fourth quarter of fiscal 2016. We will continue to manage our equipment inventories and plan to reduce it by another $100 million in fiscal 2017, which would amount to a total reduction of approximately $450 million, or 48%, over a three-year period."

Mr. Meyer concluded, "As we begin fiscal 2017, we will benefit from reduced costs following the implementation of the realignment plan and other cost saving initiatives last year, and decreased interest costs as a result of lower inventory levels, which, we believe, will enable us to continue to achieve positive adjusted operating cash flow. We continually manage our business to ensure we are taking the necessary steps to navigate the current headwinds. Long-term, we remain confident in the outlook for our business. The global trends indicate solid long-term demand for agriculture commodities and farmers continue to carry strong balance sheets due to record years before we entered the downturn of the current cycle."

Fiscal 2017 Modeling Assumptions

The following are the Company’s current expectations for certain fiscal 2017 modeling assumptions:

•	Agriculture Same Store Sales Down 13% to 18%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7 % and 8.3%

•	Expect adjusted diluted earnings per share to range from a slight loss to break-even

Conference Call Information

The Company will release its complete financial results for the fourth quarter and full year ended January 31, 2016, on April 13, 2016, followed by an investor conference call at 7:30 a.m. Central time (8:30 a.m. Eastern time).

Investors interested in participating in the live call can dial (888) 438-5524 from the U.S. International callers can dial (719) 325-2354. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 27, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 6880544.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at www.titanmachinery.com. The webcast will be archived for 30 days.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. A reconciliation of certain adjusted measures to the comparable GAAP financial measures is included with this release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 91 North American dealerships in North Dakota, South Dakota, Iowa,

Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including one outlet store, and 17 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

These preliminary, unaudited results are based on management's initial review of operations for the fiscal quarter and fiscal year ended January 31, 2016 and remain subject to the completion of the Company's customary annual closing and review procedures. Final adjustments and other material developments may arise between the date of this press release and the dates Titan Machinery announces fiscal fourth quarter and full year 2016 results and the filing of the Company's Annual Report on Form 10-K with the SEC.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding our preliminary financial results, Company initiatives and improvements, our revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2017, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, obligations and restrictions imposed by dealer and financing agreements, market factors outside of our control, the impact of affordable financing options for our customers, changes in tax incentives and governmental policies on customer demand for our products and services, industry supply levels, effective inventory management, difficulties in conducting international operations, availability of favorable floorplan financing arrangements, interest rate risk associated with variable rate indebtedness, seasonal fluctuations, weather conditions affecting our customers, expense exposure related to our rental operations, highly competitive nature of our business, potential difficulties integrating acquired stores, our ability to attract and retain qualified personnel, repayment obligations under our credit agreements and the senior convertible notes may impact our liquidity, design and operating effectiveness of our internal controls, and disruptions to our information systems and security breaches. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and the Quarterly Report on Form 10-Q filed on December 7, 2015. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Preliminary Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Pre-Tax Income (Loss)
Loss Before Income Taxes	$(52,600)	$(37,239)	$(56,200)	$(38,340)
Non-GAAP Adjustments
Impairment (1)	6,700	30,981	6,900	31,225
Debt Issuance Cost Write-Off	—	—	1,600	—
Realignment / Store Closing Costs	300	450	1,600	3,636
Ukraine Remeasurement	200	829	2,400	5,753
Total Non-GAAP Adjustments	7,200	32,260	12,500	40,614
Adjusted Pre-Tax Income (Loss)	$(45,400)	$(4,979)	$(43,700)	$2,274

Net Loss Attributable to Titan Machinery Inc. Common Stockholders
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(34,400)	$(26,971)	$(37,200)	$(31,598)
Non-GAAP Adjustments (2)
Impairment (1)	3,900	21,456	4,100	21,614
Debt Issuance Cost Write-Off	—	—	900	—
Realignment / Store Closing Costs	200	258	1,000	2,152
Ukraine Remeasurement	200	814	2,400	5,653
Income Tax Valuation Allowance	2,300	305	2,300	306
Total Non-GAAP Adjustments	6,600	22,833	10,700	29,725
Adjusted Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(27,800)	$(4,138)	$(26,500)	$(1,873)

Loss per Share - Diluted
Loss per Share - Diluted	$(1.62)	$(1.28)	$(1.76)	$(1.51)
Non-GAAP Adjustments (2)
Impairment (1)	0.18	1.02	0.19	1.03
Debt Issuance Cost Write-Off	—	—	0.04	—
Realignment / Store Closing Costs	0.01	0.01	0.05	0.10
Ukraine Remeasurement	0.01	0.04	0.12	0.27
Income Tax Valuation Allowance	0.11	0.01	0.11	0.02
Total Non-GAAP Adjustments	0.31	1.08	0.51	1.42
Adjusted Loss per Share - Diluted	$(1.31)	$(0.20)	$(1.25)	$(0.09)

(1) Amounts reflect impairment charges related to long-lived assets, goodwill and intangibles.
(2) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net cash provided by operating activities
Net cash provided by operating activities			$231,900	$41,058
Adjustment for non-manufacturer floorplan proceeds			(221,900)	41,114
Adjustment for constant equity in inventory			34,300	(10,475)
Adjusted net cash provided by operating activities			$44,300	$71,697